Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LaBranche & Co Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-76928 and 333-73212) on Form S-3 and in the registration statements (No. 333-44464, 333-57090 and 333-102607) on Form S-8 of LaBranche & Co Inc. of our report dated March 15, 2011, with respect to the consolidated statements of financial condition of LaBranche & Co Inc. as of December 31, 2010 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows, for each of the years in the three year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of LaBranche & Co Inc.

Rothstein, Kass & Company, P.C.

Roseland, New Jersey

March 15, 2011